UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 12, 2010

Date of Report (Date of earliest event reported)

SPRING CREEK CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Nevada	814-00783	98-0496750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Wall Street, 24th Floor New York, NY	10005
(Address of principal executive offices)	(Zip Code)

646-896-3050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 - Corporate Governance and Management Item 5.02 - Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 12, 2010, the Registrant’s Board of Directors appointed three individuals to serve as members of its Board of Directors. Each will serve until the next annual meeting of the stockholders of the Registrant and until their successors are duly elected and qualified. Information concerning each of the new directors follows.

Joseph P. Connell has been a consultant with Connell & Associates since April 2005, providing sales, marketing and business development consulting to leading and emerging biotechnology, pharmaceutical, consumer health and technology organizations.

Robert I. Hanfling is an experienced manager and consultant with diversified corporate and public sector expertise, focused primarily on energy policy, nuclear weapon non-proliferation issues and technology and energy businesses.

Randall E. McCoy is the founder and president of McCoy Enterprises LLC, founded in May 2002, to provide expertise to assist health care companies of all sizes with operations, formulation and regulatory advice.  On April 27, 2010, we entered into a licensing agreement with McCoy Enterprises LLC and Vectoris Pharma LLC, pursuant to which we licensed on an exclusive basis an oral spray technology for delivery of over-the-counter and prescription medications including oral insulin or the buccal mucosa. We reported this transaction on Form 8-K filed with the Securities and Exchange Commission on May 3, 2010.

Our subsidiary, BioCube, Inc., on the same date entered into a consulting agreement with McCoy Enterprises LLC for a term of three years.  Pursuant to that agreement, we issued 300,000 shares of our common stock and agreed to pay a 5% royalty to McCoy Enterprises LLC on sales that utilized McCoy Enterprises LLC patented technology for buccal delivery that was licensed pursuant to the aforesaid agreement.

There were no arrangements or understandings between any of the three new directors and any other persons pursuant to which such individual was selected as a director.  None of the new directors has yet been appointed to a committee of the Board of Directors.  There was no material plan, contract or arrangement to which any of the new directors is a party or in which any of them participate with any of the three individuals except for the two agreements set forth above with McCoy Enterprises LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRING CREEK CAPITAL CORP.
Date: May 14, 2010
	By:	/s/ Kelly T. Hickel
Kelly T. Hickel
Chief Executive Officer